UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2011

WOLVERINE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35034	27-3939016
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5710 Eastman Avenue, Midland, Michigan	48640
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (989) 631-4280

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. Howard I. Ungerleider was elected to the boards of directors of Wolverine Bancorp, Inc. (the “Company”) and Wolverine Bank (the “Bank”), the Company’s wholly owned federally chartered savings banking subsidiary, effective September 12, 2011. There were no arrangements or understandings between Mr. Ungerleider and any other person pursuant to which Mr. Ungerleider was selected as a director of the Company.

Each individual who serves as a director of the Bank earns annual attendance and committee fees.  For 2011, the chairman of the board and each director is paid a fee of $2,000 and $1,000, respectively, for each board meeting attended.  Additionally, for each committee meeting attended, each director is paid a fee of $1,000 if the director served as chairperson of the committee or $500 if the director served as a member of the committee.

Each person who serves as a director of the Company also serves as a director of the Bank and earns director and committee fees only in his or her capacity as a board or committee member of the Bank.

Additionally, under the Bank’s Directors Deferral Plan, each director who has not reached age 70 is eligible to participate in the plan which allows for a participant to elect to defer all or a portion of his or her director fees to the plan for each plan year.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information	Not Applicable.
(c)	Shell Company Transactions	Not Applicable.
(d)	Exhibits.	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Wolverine Bancorp, Inc.

Date: September 16, 2011	By:	/s/ Rick A. Rosinski
Rick A. Rosinski
Chief Operating Officer